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                                    FMCC ACQUISITION CORP.
                                   c/o FAHNESTOCK & CO. INC.
                                  110 WALL STREET (9TH FLOOR)
                                      NEW YORK, NY 10005

                                                                   July 15, 1997

1888 Limited Partnership
DST Systems, Inc.
The Bank of New York, as Escrow Agent

               Reference is made to that certain "Sellers" Escrow Agreement dated as of June 11, 1997 ("Escrow Agreement"), among Sellers, Buyer and the Escrow Agent. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Escrow Agreement.

               Simultaneously with the delivery of this letter, Sellers have delivered to the Escrow Agent letters of transmittal (the "Letters of Transmittal") to tender the Shares in the tender offer of Buyer to purchase all the outstanding shares of Common Stock of the Company (the "Offer").

               Notwithstanding anything to the contrary in the Escrow Agreement, Sellers and Buyer hereby jointly instruct the Escrow Agent to deliver the Escrowed Property heretofore deposited with the Escrow Agent under the Escrow Agreement to The Bank of New York, as depositary for the Offer (the "Depositary"), together with the Letters of Transmittal. Funds from the Deposit will be used by the Depositary to pay for the Shares tendered in the Offer.

               If the Shares have not been accepted for payment by Buyer and payment therefor shall not have occurred on July 17, 1997, then the tender of the Shares shall be deemed withdrawn and (i) the Depositary shall return to the Escrow Agent, and the Escrow Agent shall accept for deposit, the Escrowed Property, and thereafter the Escrowed Property will be held in escrow by the Escrow Agent pursuant to the Escrow Agreement, (ii) the prior paragraph of this letter agreement shall become null and void and thereafter have no further force or effect, and (iii) the Escrow Agreement shall remain unaffected.






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               This letter agreement may be executed by the parties hereto
(including facsimile transmission) with separate counterpart signature pages or in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

               Except as amended hereby, the Escrow Agreement remains in full force and effect.

                                            Very truly yours,

                                            FMCC ACQUISITION CORP.

                                            By: /s/ Albert G. Lowenthal
                                               ---------------------------------
                                                Name: Albert G. Lowenthal
                                                Title: Chairman & CEO

Acknowledged, Accepted and Agreed to as of the date first above written:

1888 LIMITED PARTNERSHIP

By: /s/ Louis C. Baker
   -----------------------------------
    Name: Louis C. Baker
    Title: General Partner

By: /s/ Craig P. Baker
   -----------------------------------
    Name:  Craig P. Baker
    Title: General Partner

DST SYSTEMS, INC.

By: /s/ Kenneth V. Hager
   -----------------------------------
    Name: Kenneth V. Hager
    Title: Vice President and CFO

THE BANK OF NEW YORK, as Escrow Agent

By: /s/ Harley Jeanty
   ------------------------------------
    Name: Harley Jeanty
    Title: Assistant Vice President



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The foregoing is Accepted and Agreed to as of the date first above written:

THE BANK OF NEW YORK, as Depositary

By: /s/ Harley Jeanty
   -----------------------------
    Name: Harley Jeanty
    Title: Assistant Vice President



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